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Exhibit 10(d)

GRANTOR TRUST AGREEMENT

Dated as of April 25, 2003

between

CONSTELLATION ENERGY GROUP, INC.

and

CITIBANK, N.A.

GRANTOR TRUST AGREEMENT

CONTENTS

Section 1.	Establishment of Trust.	1
1.1	Trust is established with Trustee.	1
1.2	Trust is irrevocable.	1
1.3	Trust is a grantor trust .	2
1.4	Assets subject to claims of creditors.	2
1.5	Due date of Trust contributions.	2
1.6	Discretionary contributions.	2
1.7	Eligibility for Trust benefits.	2
1.8	Definition of "Required Contribution."	2
1.9	Responsibility for Required Contribution calculation.	3
1.10	Notification upon failure to made Required Contribution.	3
Section 2.	Payments to Plan Participants and Their Surviving Spouses.	3
2.1	Constellation Energy required to provide Payment Schedule to Trustee.	3
2.2	Failure by Constellation Energy to provide Payment Schedule.	4
2.3	Tax withholding.	4
2.4	Determination entitlement to benefits.	5
2.5	Payment of benefits directly by Constellation Energy.	5
2.6	Authorization for Trustee to defer payments.	5
2.7	Determination of insufficient assets.	5
2.8	Notification of insufficiency.	6
2.9	Restoration of discontinued or reduced payments.	6
2.10	Determination of immediate taxation.	6
2.11	Reduction of future benefits following immediate taxation.	6
Section 3.	Trustee Responsibility Regarding Payments to Trust Beneficiary When Constellation Energy Is Insolvent.	6
3.1	Payments cease when Constellation Energy is Insolvent.	6
3.2	Assets subject to claims of creditors.	6
3.2(a)	Duty to inform Trustee of Constellation Energy's Insolvency.	7
3.2(b)	Trustee's responsibility to cease payments.	7
3.2(c)	Trustee reliance on Insolvency evidence.	7
3.2(d)	Trustee holds assets for general creditors.	7
3.2(e)	Authority to resume payments.	7
3.3	Restoration of discontinued payments.	7
Section 4.	Payments to Constellation Energy.	7
4.1	Return or diversion of Trust assets.	7
4.2	Distribution of excess Trust assets to Constellation Energy.	8
4.3	Distribution of excess Trust assets following a Change of Control.	8
Section 5.	Investment Authority.	8
5.1	No investment in Constellation Energy stock.	8
5.2	Acknowledgement of investment guidelines.	8
5.3	Constellation Energy may appoint investment advisor.	8
5.4	Constellation Energy may transfer life insurance to Trust.	8
Section 6.	Disposition of Income.	9

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Section 7.	Accounting by Trustee.	9
7.1	Trustee provides monthly accounting to Constellation Energy.	9
7.2	Deemed approval of accounting by Constellation Energy.	9
7.3	Tax returns.	9
7.4	Right of Trustee to judicial settlement of accounts.	9
Section 8.	Responsibility of Trustee.	10
8.1	Prudency standard for Trustee.	10
8.2	Indemnification of Trustee.	10
8.3	Powers of Trustee.	10
8.4	Additional powers of Trustee.	10
8.5	Trustee prohibited from carrying on business through Trust.	11
Section 9.	Compensation and Expenses of Trustee.	11
9.1	Trustee's fees.	11
9.2	Taxes on Trust income.	11
Section 10.	Resignation and Removal of Trustee.	11
10.1	Resignation of Trustee.	11
10.2	Removal of Trustee.	11
10.3	Removal of Trustee after Change of Control.	12
10.4	Resignation of Trustee after Change of Control.	12
10.5	Transfer of assets after resignation or removal of Trustee.	12
10.6	Appointment of successor Trustee.	12
Section 11.	Appointment of Successor.	12
11.1	Appointment of successor after removal or resignation of Trustee.	12
11.2	Appointment of successor Trustee following Change of Control.	12
11.3	Responsibility of successor Trustee.	12
11.4	Trustee provides written account after removal or resignation.	12
Section 12.	Amendment or Termination.	12
12.1	Amendments to Trust.	12
12.2	Termination date of Trust.	12
12.3	Trust termination after participant approval.	13
12.4	Amendment following Change of Control.	13
Section 13.	Miscellaneous.	13
13.1	Provisions prohibited by law.	13
13.2	Alienation clause.	13
13.3	Trust under New York law.	13
13.4	Definitions and plurals.	13
13.5	Definition of Change of Control.	13
13.6	Certification of authority to act.	14
13.7	Indemnification of Trustee.	15
13.8	Authority of Trust Agreement.	15
13.9	Addresses for Trustee and Constellation Energy.	15
Section 14.	Effective Date.	16

ii

GRANTOR TRUST AGREEMENT
Dated as of April 25, 2003
between
Constellation Energy Group, Inc.
and
Citibank, N.A.

        THIS AGREEMENT dated as of April 25, 2003, by and between Constellation Energy Group, Inc., a Maryland corporation, or its successor ("Constellation Energy") and Citibank, N. A., a national banking association as trustee for the trust created hereby ("Trustee").

WITNESSETH THAT:

        WHEREAS, Constellation Energy has adopted and amended the Constellation Energy Group, Inc. Senior Executive Supplemental Plan and the Constellation Energy Group, Inc. Supplemental Pension Plan (formerly the Constellation Energy Group, Inc. Executive Benefits Plan) ("Plans"); and

        WHEREAS, Constellation Energy has incurred or expects to incur liability under the terms of such Plans for nonqualified supplemental pension retirement benefits with respect to the individuals participating in such Plans; and

        WHEREAS, Baltimore Gas and Electric Company adopted the trust ("Trust") effective July 31, 1994 for the purpose of contributing to the Trust assets to be held therein, subject to the claims of the company's creditors in the event of the company's Insolvency, as defined in Section 3.1 hereof, until paid to Plan participants and their surviving spouses, as defined in Section 6 of the Plans, in such manner and at such times as specified in the Plans; and

        WHEREAS, the Trust has been subsequently amended as follows: (i) effective April 30, 1999 to reflect the transfer of Baltimore Gas and Electric Company's rights and obligations under the Grantor Trust Agreement Dated as of July 31, 1994 between Baltimore Gas and Electric Company and Citibank, N.A. to Constellation Energy; (ii) effective January 1, 2001 to reflect the change in designation of Constellation Energy Group, Inc. from "CEG" to "Constellation Energy", to change the required contribution date from April 20th to May 31st, and to conform the names of the nonqualified plans funded under the Trust; and (iii) effective April 23, 2003 to conform the definition of Change in Control under the Trust to the definition under the Plans.

        WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plans as unfunded plans maintained for the purpose of providing nonqualified supplemental pension retirement benefits for a select group of management or highly compensated employees, for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

        WHEREAS, it is the intention of Constellation Energy to make contributions to the Trust to provide a source of funds to assist in meeting Constellation Energy's liabilities under the Plans;

        NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.    Establishment of Trust.

        1.1    Constellation Energy hereby adopts and establishes with Trustee the Trust consisting of such sums of cash and other property, including collateral assignments of interests in certain split dollar life insurance policies, (the "principal"), that currently constitute the Trust and as from time to time shall be paid or delivered to Trustee to be held, administered, and disposed of by Trustee as provided in this Trust Agreement. The principal of the Trust and any earnings thereon (the "Trust assets") shall be held by Trustee and shall be dealt with in accordance with the provisions of this Trust Agreement until all payments required by this Trust Agreement have been made.

        1.2    The Trust hereby established shall be irrevocable.

        1.3    The Trust is intended to be a grantor trust, of which Constellation Energy is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

        1.4    The Trust assets shall be held separate and apart from other funds of Constellation Energy and shall be used exclusively for the uses and purposes of Plan participants, their surviving spouses, and Constellation Energy's general creditors as herein set forth. Plan participants and their surviving spouses shall have no preferred claim on, or any beneficial ownership interest in, any Trust assets. Any rights created under the Plans and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their surviving spouses against Constellation Energy. Any Trust assets will be subject to the claims of Constellation Energy's general creditors under federal and state law in the event of Insolvency, as defined in Section 3.1 hereof.

        1.5    By August 31, 1994, for the Plan year 1993, BGE was required to irrevocably contribute cash or other property to the Trust in an amount equal to 50% of the Required Contribution, as defined in Section 1.9 hereof. By April 30 of the year following each of the Plan years 1994-1999, BGE was required to irrevocably contribute additional cash or other property to the Trust in an amount equal to 100% of the Required Contribution. By May 31st of the year following each of the Plan years 2000-2002, Constellation Energy shall be required to irrevocably contribute cash or other property to the Trust in an amount equal to 100% of the Required Contribution.

        1.6    Constellation Energy, in its sole discretion, may at any time, or from time to time, make additional contributions of cash or other property to the Trust to augment the Trust assets to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or surviving spouse shall have any right to compel such additional contributions.

        1.7    Plan participants or their surviving spouses shall be eligible to receive benefits under this Trust Agreement only if the Plan participant was an employee of Constellation Energy or a subsidiary in Constellation Energy's controlled group ("Employee") as well as a Plan participant as of the end of any Plan year for which a contribution was required pursuant to Section 1.5 hereof, or as of the end of any Plan year for which a contribution was made pursuant to Section 1.6, except that for the Plan year 1993, Plan participants or their surviving spouses shall be eligible to receive benefits under this Trust Agreement only if the Plan participant was an Employee as well as a Plan participant as of the first day of 1993.

        1.8    "Required Contribution," for purposes of the contribution requirements as set forth in Section 1.5 hereof, means the sum of (1), (2), (3), (4) and (5) below computed as indicated herein, less the fair market value of the Trust assets at the end of the Plan year for which the contribution is required.

          (1)    For Plan participants eligible to receive benefits under this Trust Agreement pursuant to Section 1.7 hereof, who were also Employees as of the end of the Plan year for which the contribution is required (except Employees entitled to lump sum payments as indicated under Section 1.8(4) hereof) and who were not eligible for early retirement under the Plans at the end of the Plan year for which the contribution is required, an amount equal to the present value of an annuity including the estimated present value of post retirement supplemental survivor annuity benefits under the Plans commencing effective with the month in which the participant becomes age 65 using (i) the net accrued benefit as computed under the Plans (without regard to age and Credited Service eligibility requirements), expressed as a monthly amount, (ii) an interest rate equal to the lesser of 8% or 95% of the Interest Rate under the Plans, and (iii) the Mortality Table.

          (2)    For Plan participants eligible to receive benefits under this Trust Agreement pursuant to Section 1.7 hereof, who were also Employees as of the end of the Plan year for which the contribution is required (except Constellation Energy Employees entitled to lump sum payments as indicated under Section 1.8(4) hereof) and who were eligible for early retirement under the Plans as of the end of the Plan year for which the contribution is required, an amount equal to the present value of an annuity including the present value of post retirement supplemental survivor annuity benefits under the Plans commencing effective with the first month following the Plan year for which the contribution is required using (i) the net accrued benefit as computed under the Plans, expressed as a monthly amount, (ii) an interest rate equal to the lesser of 8% or 95% of the Interest Rate under the Plans, and (iii) the Mortality Table.

          (3)    For Plan participants or their surviving spouses who are eligible to receive benefits under this Trust Agreement pursuant to Section 1.7 hereof who were also receiving a retirement benefit under the Plans in the form of a monthly payment as of the end of the Plan year for which the contribution is required, an amount equal to the present value of an annuity as computed under (2)(i), (ii), and (iii) above except that the interest rate used to compute the present value under (ii) shall be 8%.

          (4)    For all Plan participants eligible to receive benefits under this Trust Agreement pursuant to Section 1.7 hereof who are also entitled under Section 5 of the Plans to receive a lump sum payment at the later of age 55 or upon separation from service as of the end of the Plan year for which the contribution is required, an amount equal to the present value of an annuity as computed under (1) above.

          (5)    In the event there has been a reduction or discontinuance of payments pursuant to Sections 2.6, 2.7, or Section 3 hereof, an amount equal to the total amount of any previously reduced or discontinued payments to Plan participants and their surviving spouses, less the aggregate amount of any payments made to Plan participants and their surviving spouses by Constellation Energy or BGE in lieu of such payments, plus interest computed pursuant to Section 2.9 hereof on the net aggregate amount.

        1.9    Constellation Energy shall have sole responsibility for providing to Trustee the determination and calculation of the Required Contribution which shall be determined and calculated by the actuary of the Pension Plan of Constellation Energy Group, Inc. Trustee shall have no responsibility with respect to such determination and calculation including the responsibility to verify (i) the accuracy of such calculation or (ii) compliance by Constellation Energy with the terms of Section 1 hereof, except as provided in Section 1.11 hereof. Trustee shall have no duty, obligation or responsibility to bring any action or proceeding to enforce the collection of the Required Contribution from Constellation Energy.

        1.10    In the event Constellation Energy fails to make the Required Contribution to the Trust by the dates specified in Section 1.5 hereof, Trustee shall notify Constellation Energy of such failure by the 15th day of the month following the month in which the contribution was required. Such notification shall stipulate that Constellation Energy may correct the failure to contribute by the last day of the month following the month in which the contribution was required (the "Required Contribution correction date"). Trustee shall notify the Plan participants or their surviving spouses shown on the most recent Payment Schedule, as defined in Section 2.1 hereof, provided by Constellation Energy to Trustee, in the event Constellation Energy fails to make the Required Contribution by the Required Contribution correction date. Trustee shall make such notification no later than 15 days following the Required Contribution correction date.

Section 2.    Payments to Plan Participants and Their Surviving Spouses.

        2.1    By May 31 of the year following each Plan year until termination of the Trust under the provisions of Section 12 hereof, and at other times as reasonably requested by Trustee including such times as Trustee is notified in writing of the death of a Plan participant or surviving spouse eligible to receive benefits under this Trust Agreement, Constellation Energy shall deliver to Trustee a schedule, substantially in the format of Exhibit A hereof, and any other necessary documentation (such schedule and other documentation being referred to for this purpose as the "Payment Schedule") that indicates the Plan benefit amounts currently payable in respect of each Plan participant (and his or her surviving spouse), the form in which such amount is to be paid (as provided for or available under the Plans), the time of commencement for payment of such amounts, whether the Plan participant is receiving such payment as a result of an entitlement event (as defined in Section 5(c) of the Plans), the present value of the future benefits payable to Plan participants and their surviving spouses under the terms of this Trust Agreement computed as under Section 1.8 (1), (2), (3), and (4) hereof, and the Required Contribution computed pursuant to Section 1.8 hereof.

        Plan participants or their surviving spouses shall be included on the Payment Schedule and shall be eligible for benefits under this Trust Agreement pursuant to Section 1.7 hereof only to the extent contributions to the Trust were required under Section 1.5 hereof, or for which a contribution was made by Constellation Energy to the Trust pursuant to Section 1.6 hereof. A modified Payment Schedule shall be delivered by Constellation Energy to Trustee upon the occurrence of any event, such as early retirement of a Plan participant or an entitlement event, as defined in Section 5(c) of the Plans, requiring a modification of the Payment Schedule or a modified Payment Schedule.

        Constellation Energy shall cause the Payment Schedule which Constellation Energy shall provide to Trustee to be prepared by the actuary for the Pension Plan of Constellation Energy Group, Inc.

        Except as otherwise provided in Sections 2.5 through 2.11 hereof, Trustee shall make payments to Plan participants and their surviving spouses in accordance with such Payment Schedule, and shall act only upon such written direction and shall have no duty to determine the rights of any person under this Trust Agreement or under the Plans or to inquire into the right or power of Constellation Energy to direct or not direct any such payment and shall be authorized to rely on the Payment Schedule most recently provided to Trustee by Constellation Energy.

        2.2    In the event Constellation Energy fails to deliver the Payment Schedule to Trustee by the date specified in Section 2.1 hereof, Trustee shall notify Constellation Energy of such failure by the 15th day of the month following the month in which the Payment Schedule was required to be delivered to Trustee. Such notification shall stipulate that Constellation Energy may correct the failure by the last day of the month following the month in which the Payment Schedule was required to be delivered to Trustee (the "Payment Schedule correction date"). Trustee shall notify the Plan participants or their surviving spouses shown on the most recent Payment Schedule provided by Constellation Energy to Trustee in the event Constellation Energy fails to deliver the Payment Schedule to Trustee by the Payment Schedule correction date. Trustee shall make such notification no later than 15 days following the Payment Schedule correction date. If Constellation Energy fails to deliver the Payment Schedule to Trustee by the date specified in Section 2.1 hereof, Trustee shall make payments to Plan participants and their surviving spouses, except as otherwise provided in Sections 2.5 through 2.11 hereof, in accordance with the Payment Schedule most recently provided to Trustee by Constellation Energy (or prior to May 31, 2000, by BGE). Within a reasonable period of time after Constellation Energy delivers the updated Payment Schedule to Trustee, Trustee shall pay all amounts due to the Plan participants and their surviving spouses for the period during which Trustee relied on the previous Payment Schedule to the extent such amounts have not been paid by Trustee under the previous Payment Schedule or by Constellation Energy pursuant to Sections 2.5 through 2.11 hereof. Such amounts paid by Trustee shall include interest computed at an 8% per annum rate from the date the payments were due under the Plans to the first day of the month in which such amount was paid.

        2.3    Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits from the Trust and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Constellation Energy, provided, however, that Constellation

Energy shall be required to provide Trustee with all information reasonably necessary for Trustee to perform such withholding.

        2.4    The entitlement of Plan participants and their surviving spouses to benefits under the Plans shall be determined by Constellation Energy or such party as it shall designate under the Plans, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plans. Except as provided in Section 2.7 hereof, Trustee shall have no responsibility to determine such entitlements or to verify the accuracy of their determination or to review or supervise the review of claims for benefits.

        2.5    Constellation Energy may make payment of benefits directly to Plan participants and their surviving spouses as they become due in accordance with the most recent Payment Schedule provided by Constellation Energy to Trustee. Constellation Energy shall notify Trustee of its decision to make payment of benefits prior to the time amounts are payable to Plan participants and their surviving spouses by indicating such intent on the Payment Schedule provided by Constellation Energy to Trustee pursuant to Section 2.1 or by separate written notification. Constellation Energy shall provide Trustee with documentation substantiating that such payments were made no later than the last day of the month in which such payments were due in accordance with the most recent Payment Schedule provided by Constellation Energy to Trustee. If such documentation is not provided, Trustee is authorized to make such payments directly to Plan participants and their surviving spouses. In addition, if the Trust assets are insufficient to make payments of benefits in accordance with the most recent Payment Schedule provided by Constellation Energy to Trustee, or are not available to make such payments because all or part of the Trust assets are invested in collateral assignments of certain split dollar life insurance policies, Constellation Energy shall pay the balance of each such payment to the Plan participant or their surviving spouse as it falls due. Trustee shall notify Constellation Energy of such insufficiency or unavailability as specified in Sections 2.6 and 2.8 hereof.

        2.6    Where Trustee is required to make payments from the Trust according to the most recent Payment Schedule and Constellation Energy does not make payments in lieu of such payments as provided under Section 2.5 hereof, and Trustee is unable to make the required payments because all or part of the Trust assets are invested in the collateral assignment portion of certain split dollar life insurance policies, Trustee is authorized to defer the required payments until cash is available to make the required payments under the terms of this Trust Agreement.

        2.7    A determination of insufficiency of Trust assets shall be made with respect to the end of each Plan year after receipt by the Trustee of the Payment Schedule prepared with respect to such Plan year or the most recent Payment Schedule in the event Constellation Energy fails to deliver the Payment Schedule to Trustee by the date specified in Section 2.1 hereof. The Trust assets will be deemed to be insufficient to make payments of benefits in accordance with the terms of such Payment Schedule if the market value of the Trust assets at the end of the Plan year for which the determination is being made plus the Required Contribution actually made with respect to such Plan year is less than the present value of the future benefits as shown on the most recent Payment Schedule. In determining the market value of collateral assignments of interests in split dollar life insurance policies held by the Trust, Trustee may rely on the valuation provided by the insurance carrier who issued such policies, or the broker administering such policies.

        In the event of such insufficiency and to the extent Constellation Energy does not make payments directly to Plan participants or their surviving spouses as provided under Section 2.5 hereof, any payment made from the Trust will be reduced by multiplying such payment by a fraction, the numerator of which shall be the value of all cash and other property held by the Trust and the denominator of which shall be the aggregate present value of all benefits under the Plans as shown on the most recent Payment Schedule.

        2.8    If the Trust assets are insufficient to make payments of benefits in accordance with the most recent Payment Schedule, Trustee shall notify Constellation Energy of such insufficiency by May 15 of the year following the Plan year with respect to which the insufficiency has been determined. Such notification shall stipulate that Constellation Energy may correct the insufficiency by May 31 of the year following the Plan year with respect to which the insufficiency has been determined (the "insufficiency correction date"). Trustee shall notify the participants or their surviving spouses shown on the most recent Payment Schedule provided by Constellation Energy to Trustee in the event Constellation Energy fails to correct the insufficiency by the insufficiency correction date. Trustee shall make such notification no later than 15 days following the insufficiency correction date and shall proceed to reduce any payment made from the Trust in the manner specified in Section 2.7 hereof as soon as practicable.

        2.9    If Trustee reduces or discontinues the payment of benefits from the Trust pursuant to Section 2.6 and 2.7 hereof and the Trust assets subsequently become sufficient to pay all or part of the previously reduced or discontinued benefits, the first payment following thereafter shall include the aggregate of all payments due to Plan participants and their surviving spouses under the terms of this Trust Agreement for the period of such reduction or discontinuance to the extent Trust assets are available, less the aggregate amount of any payments made to Plan participants and their surviving spouses by Constellation Energy in lieu of the payments provided for hereunder during any such period of reduction or discontinuance. In such event where Trust assets are sufficient to pay only a part of the previously reduced or discontinued benefits, amounts relating to the earliest payments reduced or discontinued shall be paid before all other amounts due under this Trust Agreement. Such payments shall also include interest computed at an 8% per annum rate on the net aggregate amount of all payment reductions from the date the payments were due under the Plans to the first day of the month in which such net aggregate amount was paid.

        2.10    In the event there is a final judicial determination or a final determination by the Internal Revenue Service that the Plan participants and their surviving spouses are subject to any tax with respect to any amounts held under the terms of the Trust, then Trustee shall make payments from the Trust to such Plan participants and their surviving spouses in such amounts as set forth in such final determination for the purpose of paying federal taxes and interest and any penalties thereon which such Plan participants and their surviving spouses incur arising out of such determination. Trustee's decision as to whether a final determination has occurred shall be binding and conclusive on all Plan participants and their surviving spouses.

        2.11    Any payment from the Trust, as provided in Section 2.10 hereof, excluding interest and penalties paid with respect to federal taxes, shall reduce the benefits payable under the Plans of those participants and their surviving spouses on whose behalf such payments are made. It shall be the responsibility of Constellation Energy to determine or cause to be determined by the actuary for the Pension Plan of Constellation Energy Group, Inc. the amount of such reduction and to provide Trustee with an updated Payment Schedule to reflect any such reduction made hereunder. Trustee shall have no duty to verify any calculations provided by Constellation Energy under this Section 2.11.

Section 3.    Trustee Responsibility Regarding Payments to Trust Beneficiary When Constellation Energy Is Insolvent.

        3.1    Trustee shall cease payment of benefits to Plan participants and their surviving spouses if Constellation Energy is Insolvent. Constellation Energy shall be considered Insolvent for purposes of this Trust Agreement if (i) Constellation Energy makes a voluntary filing under the United States Bankruptcy Code, or (ii) Constellation Energy is subject to a pending involuntary proceeding as a debtor under the United States Bankruptcy Code.

        3.2    At all times during the continuance of this Trust, as provided in Section 1.4 hereof, the Trust assets shall be subject to claims of general creditors of Constellation Energy under federal and state law as set forth below.

        3.2(a)    The Board of Directors of Constellation Energy and the Chief Executive Officer of Constellation Energy shall have the duty to inform Trustee in writing of Constellation Energy's Insolvency. If a person claiming to be a creditor of Constellation Energy alleges in writing to Trustee that Constellation Energy has become Insolvent, Trustee shall determine whether Constellation Energy is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants and their surviving spouses.

        3.2(b)    Until receipt of a notice of Insolvency as set forth above, Trustee shall be under no obligation and shall have no responsibility to suspend payments hereunder and hold the Trust assets for the benefit of Constellation Energy's general creditors. Trustee shall not be deemed to have notice or knowledge of facts or events in public records or received by departments or divisions of Trustee bank other than the Investor Services division of Trustee bank. Trustee shall not have any liability to any party for making any payments or withholding any payments pursuant to court order or request from trustee in bankruptcy or receivership pursuant to notice of Insolvency as provided above.

        3.2(c)    Unless Trustee has actual knowledge of Constellation Energy's Insolvency, or has received notice from Constellation Energy or a person claiming to be a creditor alleging that Constellation Energy is Insolvent, Trustee shall have no duty to inquire whether Constellation Energy is Insolvent. Trustee may in all events rely on such evidence concerning Constellation Energy's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Constellation Energy's solvency.

        3.2(d)    If at any time Trustee has determined that Constellation Energy is Insolvent, Trustee shall discontinue payments to Plan participants and their surviving spouses and shall hold the Trust assets for the benefit of Constellation Energy's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants and their surviving spouses to pursue their rights as general creditors of Constellation Energy with respect to benefits due under the Plans or otherwise.

        3.2(e)    Trustee shall resume the payment of benefits to Plan participants and their surviving spouses in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Constellation Energy is not Insolvent (or is no longer Insolvent). Where Constellation Energy is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, Trustee shall resume payment when such proceeding is dismissed. In all other cases, Trustee shall have no obligation to so resume payment until it shall have received an unqualified opinion of a certified public accountant that Constellation Energy is no longer Insolvent and an opinion of counsel that there is no legal prohibition to resuming payment hereunder.

        3.3    If Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants and their surviving spouses under the terms of this Trust Agreement for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants and their surviving spouses by Constellation Energy or BGE in lieu of the payments provided for hereunder during any such period of discontinuance plus interest computed as under Section 2.9 hereof on the net aggregate amount of all payments from the date the payments were due under the Plans to the first day of the month in which such net aggregate amount was paid. Constellation Energy shall cause to be determined and calculated by the actuary of the Pension Plan of Constellation Energy Group, Inc. such net aggregate amount, which determination shall be conclusive for Constellation Energy, Trustee, and all Plan participants and their surviving spouses.

Section 4.    Payments to Constellation Energy.

        4.1    Except as provided in Sections 3.2 and 4.2 hereof, Constellation Energy shall have no right or power to direct Trustee to return to Constellation Energy or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their surviving spouses in accordance with the most recent Payment Schedule provided by Constellation Energy to Trustee and the terms of this Trust Agreement.

        4.2    In the event the market value of Trust assets as of the end of a Plan year exceeds 120 percent of the present value of future benefits as shown on the Payment Schedule for such Plan year, plus the amount of any payments as computed under Section 1.9(5) hereof as of the end of such Plan year, then Constellation Energy may, in its sole discretion, direct Trustee in writing to distribute such excess Trust assets, in whole or in part, to Constellation Energy provided such distribution does not contravene any provision of law. Trustee shall have no responsibility to determine the propriety of any such direction.

        4.3    Notwithstanding Section 4.2 hereof, Constellation Energy may not direct Trustee to distribute such excess Trust assets for 2 years from the date a Change of Control is deemed to occur under Section 13.5 hereof.

Section 5.    Investment Authority.

        5.1    In no event may Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by Constellation Energy or BGE, other than a de minimis amount held in common investment vehicles in which Trustee invests. All rights associated with the Trust assets shall be exercised by Trustee, and shall in no event be exercisable by or rest with Plan participants and their surviving spouses; provided that Constellation Energy may at any time, upon delivery of written notice to Trustee, terminate Trustee's authority over the Trust assets.

        5.2    Constellation Energy shall submit to Trustee investment guidelines which shall be acknowledged by Trustee in writing. The Trust assets shall be held, invested and reinvested by Trustee upon written direction of Constellation Energy and only in accordance with the investment guidelines most recently acknowledged by Trustee. Constellation Energy shall direct Trustee to invest or reinvest from time to time the Trust assets (taking into account, among other things, anticipated cash requirements for benefits under the Plans); provided, however, that pending receipt of investment directions or guidelines from Constellation Energy or pending the acknowledgement by Trustee of such investment guidelines, the Trust assets may be held in interest bearing cash accounts maintained by Trustee; and provided, however, that Trustee shall not be liable for any failure to maximize the income earned on the Trust assets, or for any loss suffered by the Trust, as a result of its investment or reinvestment of the Trust assets in accordance with 1) directions received by Trustee from Constellation Energy, or 2) the investment guidelines as acknowledged by Trustee.

        5.3    Constellation Energy may, in its sole discretion, appoint an investment manager or managers to manage (including the power to acquire and dispose of) any Trust assets. Trustee may rely on direction of such investment manager upon receipt of written direction from Constellation Energy and shall be entitled to rely on such direction until revoked in writing by Constellation Energy. Trustee shall not be liable for the acts or omissions of such investment manager or managers, unless Trustee participates knowingly in, or knowingly undertakes to conceal, an act or omission of such investment manager, knowing that such act or omission is a breach of its or the investment manager's fiduciary duty. Trustee is under no obligation to review, inquire into or examine the acts or omissions of any such investment manager. Trustee shall have the duty to inform Constellation Energy in the event Trustee becomes aware of any such acts or omissions. Trustee shall not be under an obligation to invest or otherwise manage Trust assets which are subject to the management of the investment manager.

        5.4    Constellation Energy reserves the right to transfer to the Trust in satisfaction of the contribution requirements as set forth in Section 1.5 hereof, life insurance, annuity policies or contracts on or for the life of any Plan participant, or to direct Trustee to purchase any such policies or contracts on or for the life of any such Plan participant out of the Trust assets. Any such policy or contract shall be a Trust asset subject to the claims of Constellation Energy's creditors in the event of Insolvency, as defined in Section 3.1 hereof. The proceeds, dividends, or distributions of cash value paid with respect to any life insurance policy or contract held in the Trust shall be paid to the Trust. Trustee shall be under no duty to question any direction of Constellation Energy or to review the form of any policies or contracts or the selection of the issuer thereof, or to make suggestions to Constellation Energy with respect to the form of such policies or contracts or to the issuer thereof.

Section 6.    Disposition of Income.

        During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested, until otherwise required for disbursement under the terms of this Trust Agreement.

Section 7.    Accounting by Trustee.

        7.1    Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Constellation Energy and Trustee. Within 15 days following the close of each calendar month and within 90 days after the removal or resignation of Trustee, Trustee shall deliver to Constellation Energy a written account of its administration of the Trust pursuant to terms of this Trust Agreement during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, and the cost and market value of all securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

        In the event the insurance carrier who issued the insurance policies which are held by or collaterally assigned to the Trust or the broker who administers such policies does not timely provide Trustee with the market value of such insurance policies or collateral assignments, Trustee shall provide to Constellation Energy written accounts under this Section 7.1 containing all valuations except such insurance valuations. As soon as practicable following the receipt of the market valuations from the carrier or the broker, Trustee shall provide Constellation Energy with written accounts containing such insurance valuations.

        7.2    Unless Constellation Energy shall have filed with Trustee written exceptions to any such statement or account delivered by Trustee pursuant to Section 7.1 hereof within 90 days after receipt of such statement or account, Constellation Energy shall be deemed to have approved such statement or account, and in such case or upon the written approval by Constellation Energy of any such statement or account, Trustee shall be forever released and discharged with respect to all matters and things embraced in such statement or account as though it had been settled by a decree of a court of competent jurisdiction in an action or proceeding to which Constellation Energy or persons having any beneficial interest in the Trust were parties.

        7.3    Constellation Energy shall prepare and file such tax returns and other reports as may be required for the Trust, with any taxing authority or any other government authority and shall provide Trustee with copies of such returns and reports as soon as practicable following the date of filing. Trustee shall provide to Constellation Energy such information, to the extent not already provided through written accounts delivered to Constellation Energy pursuant to Section 7.1, as is necessary for Constellation Energy to prepare and file such tax returns and other reports.

        7.4    Nothing contained in this Trust Agreement or in the Plans shall deprive Trustee of the right to have a judicial settlement of its accounts. In any proceeding for a judicial settlement of the accounts of Trustee or for instruction in connection with the Trust assets, the only necessary party thereto in addition to Trustee shall be Constellation Energy. If Trustee so elects, it may bring in as a party any other person or persons. No person interested in the Trust assets, other than Constellation Energy, shall have a right to compel an accounting, judicial or otherwise, by Trustee and each such person shall be bound by all accountings as herein provided, as if the account had been settled by decree of a court of competent jurisdiction in an action or proceeding to which such person was a party.

Section 8.    Responsibility of Trustee.

        8.1    Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Constellation Energy (or investment manager designated pursuant to terms hereof) which is contemplated by, and in conformity with, the terms of this Trust Agreement and is given in writing by Constellation Energy.

        8.2    Trustee need not engage in any litigation, arbitration or administrative proceeding related to this Trust Agreement unless first indemnified to its reasonable satisfaction by Constellation Energy unless such litigation, arbitration or administrative proceeding is prompted by an allegation that Trustee has breached its duties undertaken pursuant to this Trust Agreement. If Trustee proceeds to engage in any such litigation, arbitration or administrative proceeding and is not so indemnified, all reasonable costs of Trustee including reasonable attorney's fees incurred pursuant to such action shall be charged against and paid from the Trust assets, except when the claim relates to an allegation that Trustee has breached its duties in which case Trustee shall be responsible for such costs.

        Trustee may consult with any legal counsel, including, without limitation, counsel to Constellation Energy or Trustee's own independent counsel, to assist Trustee in the management and administration of the Trust or with respect to (a) the meaning or construction of the terms of this Trust Agreement, (b) its obligations or duties hereunder, (c) any act which Trustee should take or omit hereunder, (d) any action or proceeding, or (e) any question of law. In any action taken or omitted by Trustee in good faith pursuant to the advice of such counsel, Constellation Energy shall indemnify and hold Trustee harmless against reasonable litigation expenses and attorney's fees occasioned by such action; except when Trustee acted or omitted to act upon the advice of counsel other than counsel to Constellation Energy.

        8.3    Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy. Trustee, as assignee under split dollar life insurance policies, may exercise the right to obtain policy loans in accordance with the terms of the collateral assignment document.

        8.4    In executing its duties, obligations and responsibilities as herein provided, and in addition to those powers given by law, Trustee shall have the power, in its sole discretion:

          (a)   to collect and receive any and all money and other property due to the Trust and to give full discharge therefor;

          (b)   to settle, compromise or submit to arbitration any claims, debts or damages due to or owing to or from the Trust; to commence or defend suits or legal proceedings to protect any interest of the Trust; and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal;

          (c)   if specifically instructed by Constellation Energy, to provide benefits through the purchase of individual or group annuity or life insurance contracts issued by insurance companies licensed to do business in the State of New York;

          (d)   if specifically instructed by Constellation Energy, to act as agent for Constellation Energy to perform multiple services for the Plans, its participants and beneficiaries and to receive and withdraw from the Trust assets reasonable compensation therefor;

          (e)   to engage accountants or other advisors as Trustee may deem necessary to control and manage the Trust assets and to carry out the purposes of this Trust Agreement;

          (f)    subject to Section 5 hereof, to invest and reinvest the Trust assets without distinction between principal and income in any form of property not prohibited by law including, without limitation on the amount which may be invested therein, any common or group trust fund operated by Trustee or in demand deposits of Trustee;

          (g)   to hold cash uninvested in an amount considered necessary and practical for proper administration of the Trust and/or to deposit the same with any banking, savings or similar financial institution supervised by the United States or any State, including Trustee's own banking department; and

          (h)   to perform all such acts and exercise all such rights and privileges consistent with applicable law and the terms of this Trust Agreement, although not specifically mentioned herein, as Trustee may deem desirable or necessary to control and manage the Trust assets and to carry out the purposes of this Trust Agreement.

        Except as provided under Section 13.2, if all or any part of the Trust assets are at any time attached, garnished, or levied upon by any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by a court affecting such property or any part thereof, then and in any of such events Trustee is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree, and it shall not be liable to Constellation Energy (or any of its subsidiaries) or any participant by reason of such compliance even though such order, writ, judgment or decree subsequently may be reversed, modified, annulled, set aside or vacated.

        8.5    Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 9.    Compensation and Expenses of Trustee.

        9.1    Constellation Energy shall pay all administrative and Trustee's fees and expenses (including, without limitation, reasonable fees of agents and counsel). If not so paid, the fees and expenses shall be paid from the Trust; provided, however, that Constellation Energy may approve in writing the automatic payment of fees, compensation and expenses from the Trust. Trustee shall have a lien on the Trust in the amount of such fees, expenses and compensation until the same have been paid.

        9.2    Constellation Energy shall pay any federal, state, local or other taxes imposed or levied with respect to the Trust assets under the existing or future laws.

Section 10.    Resignation and Removal of Trustee.

        10.1    Trustee may resign at any time by written notice to Constellation Energy, which shall be effective 30 days after receipt of such notice unless Constellation Energy and Trustee agree otherwise in writing.

        10.2    Accept as provided in Section 10.3, Trustee may be removed by Constellation Energy on 30 days written notice or upon shorter notice accepted by Trustee.

        10.3    Upon a Change of Control, as defined in Section 13.5 hereof, Trustee may not be removed by Constellation Energy for 2 years from the date a Change of Control is deemed to occur under Section 13.5 hereof.

        10.4    If Trustee resigns within 2 years of a Change of Control, Trustee shall select a successor Trustee in accordance with the provisions of Section 11.2 hereof prior to the effective date of Trustee's resignation.

        10.5    Upon resignation or removal of Trustee and appointment of a successor Trustee, all Trust assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed at the later of (i) 90 days after receipt of notice of resignation or removal of Trustee, or (ii) appointment of successor Trustee, unless Constellation Energy extends the time limit in writing.

        10.6    If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under Sections 10.1 or 10.2 hereof. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11.    Appointment of Successor.

        11.1    If Trustee resigns or is removed in accordance with Sections 10.1 or 10.2 hereof, Constellation Energy may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the successor Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Constellation Energy or the successor Trustee (in which case Trustee shall have received a copy of successor Trustee's acceptance) to evidence the transfer of the Trust assets.

        11.2    If Trustee resigns pursuant to the provisions of Section 10.4 hereof, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the successor Trustee. The successor Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer of the Trust assets.

        11.3    The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Constellation Energy shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

        11.4    In the event of such removal or resignation, Trustee shall duly file with Constellation Energy a written account as provided in Section 7.1 hereof.

Section 12.    Amendment or Termination.

        12.1    Except as provided in Section 12.4, this Trust Agreement may be amended by a written instrument executed by Trustee and Constellation Energy. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plans or shall make the Trust revocable.

        12.2    The Trust shall not terminate until the earlier of the date on which Plan participants and their surviving spouses are no longer entitled to benefits pursuant to the terms of the Plan or have received payment of all benefits to which they are entitled under this Trust Agreement. Upon termination of the Trust any assets remaining in the Trust shall be returned to Constellation Energy.

        12.3    Upon written approval of all Plan participants and surviving spouses entitled to payment of benefits pursuant to the terms of the Plans and this Trust Agreement, Constellation Energy may terminate this Trust prior to the time all benefit payments under the Plans and this Trust Agreement have been made. All Trust assets at termination shall be returned to Constellation Energy.

        12.4    This Trust Agreement may not be amended by Constellation Energy for 2 years following a Change of Control, unless such amendment is by written agreement between Constellation Energy and Trustee and such amendment does not adversely affect the rights of the Plan participants and their surviving spouses entitled to payment of benefits pursuant to terms of the Plans on the date a Change of Control is deemed to occur.

Section 13.    Miscellaneous.

        13.1    Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

        13.2    Benefits payable to Plan participants and their surviving spouses under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levies, execution or other legal or equitable process, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any such amount, whether presently or thereafter payable, shall be void. The Trust shall be in no manner liable for or subject to the debts or liabilities of any participant.

        13.3    This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York and Trustee shall be liable to account only in the courts of that state.

        13.4    All words beginning with an initial capital letter and not otherwise defined herein shall have the meaning set forth in the Plans. All singular terms defined in this Trust will include the plural and vice versa.

        13.5    For purposes of this Trust Agreement, Change of Control shall mean the occurrence of any one of the following events:

          (i)    individuals who, on January 24, 2003, constitute the Board of Directors of Constellation Energy (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board of Directors of Constellation Energy (the "Board"), provided that any person becoming a director subsequent to January 24, 2003, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Constellation Energy (the "Company") in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

          (ii)   any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph  (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any corporation with respect to which the Company owns a majority of the outstanding shares of common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (a "Subsidiary Company"), (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary Company,(C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) pursuant to any acquisition by Plan participant or any group of persons including Plan participant (or any entity controlled by Plan participant or any group of persons including Plan participant);

          (iii)  Company shareholder approval of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiary Companies, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B), and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

          (iv)  the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or the consummation of a sale of all or substantially all of the Company's assets.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

        13.6    Constellation Energy shall certify to Trustee the name or names of any person or persons authorized to act for Constellation Energy under this Trust Agreement. Such certification shall be signed by a Vice President of Constellation Energy. Until Constellation Energy notifies Trustee, in a similarly signed notice or certification, that any such person is no longer authorized to act for Constellation Energy, Trustee may continue to rely upon the authority of such person.

        Trustee may rely upon any certificate, schedule, notice or direction of Constellation Energy which Trustee in good faith believes to be genuine, executed and delivered by a duly authorized officer or agent of Constellation Energy. Trustee shall have no duty to verify any calculations provided by Constellation Energy in connection with such certificate, schedule, notice or direction.

        Communications to Trustee shall be sent in writing to Trustee at the address specified in Section 13.9 hereof or to such other address as the Trustee may specify in writing. No communication shall be binding upon the Trust or Trustee until it is received by Trustee and unless it is in writing and signed by an authorized person.

        Communications to Constellation Energy shall be sent in writing to Constellation Energy's principal offices at the address specified in Section 13.9 hereof or to such other address as Constellation Energy may specify in writing. No communication shall be binding upon Constellation Energy until it is received by Constellation Energy and unless it is in writing and signed by Trustee.

        13.7    Constellation Energy shall pay and shall protect, indemnify and save harmless Trustee and its officers, employees and agents from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses of any nature arising from or relating to any action by or any failure to act by Trustee (and its officers, employees and agents) in accordance with the terms of this Trust Agreement, or the transactions contemplated by this Trust Agreement (including any action by Trustee on the direction or instruction of Constellation Energy or any failure to act on the part of Trustee in the absence of directions or instructions by Constellation Energy), except to the extent that any such loss, liability, action, suit, judgment, demand, damage or expense has been determined by final judgement of a court of competent jurisdiction to be the result of the negligence or willful misconduct of Trustee, its officers, employees or agents. To the extent that Constellation Energy has not fulfilled its obligations under the foregoing provisions of this Section 13.7, Trustee shall be reimbursed out of the Trust assets or may set up reasonable reserves for the payment of such obligations. To the maximum extent permitted by applicable law, no personal liability whatsoever shall attach to or be incurred by any employee, officer or director of Constellation Energy, as such, under or by reason of the terms or conditions contained in or implied from this Trust Agreement.

        Trustee assumes no obligation or responsibility with respect to any action required by this Trust Agreement on the part of Constellation Energy and shall have those responsibilities only as expressly set forth herein.

        13.8    This Trust Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings relating thereto.

        13.9    Any notice, report, demand, waiver or communication required or permitted hereunder shall be in writing and shall be given personally or by prepaid registered or certified mail, return receipt requested, addressed as follows:

    If to Constellation Energy Group, Inc.:

    Constellation Energy Group, Inc.
    750 East Pratt Street, 5th Floor
    Baltimore, MD 21202
    Attention: Director—Compensation

    If to Trustee:

    Citibank, N. A.
    Client Services Division
    111 Wall Street, 24th Floor
    New York, NY 10005
    Attention: Ed Flannery

    If to a participant or to a
    participant's surviving spouse:

    To the address shown on the most recent Payment Schedule provided by Constellation Energy to Trustee.

Section 14.    Effective Date.

        The date of this Trust Agreement shall be July 31, 1994.

        IN WITNESS WHEREOF, and intending to be legally bound hereby, Constellation Energy Group, Inc. and Trustee sign and seal this Trust Agreement the day and year first above written.

WITNESS:		CITIBANK, N.A.:
	By:	/s/	(Seal)
Name:
Title:
WITNESS:		CONSTELLATION ENERGY GROUP, INC.:
/s/	By:	/s/	(Seal)
Name: Marc L. Ugol
Title: Vice President Human Resources

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GRANTOR TRUST AGREEMENT CONTENTS
GRANTOR TRUST AGREEMENT Dated as of April 25, 2003 between Constellation Energy Group, Inc. and Citibank, N.A.